Exhibit 99

News Announcement	For Immediate Release

REX AMERICAN RESOURCES REPORTS FISCAL 2021
SECOND QUARTER NET INCOME PER SHARE ATTRIBUTABLE TO
REX COMMON SHAREHOLDERS OF $1.31

Board of Directors Authorizes Repurchase of Additional 500,000
Shares Following Recent Completion of Previously
Authorized Repurchase of 500,000 Common Shares

Dayton, Ohio, (September 1, 2021) -- REX American Resources Corporation (NYSE: REX) (“REX” or “the Company”) today reported financial results for its fiscal 2021 second quarter (“Q2 ‘21”) ended July 31, 2021. REX management will host a conference call and webcast today at 11:00 a.m. ET.

Conference Call:	212/231- 2902

Webcast / Replay URL:	www.rexamerican.com

The webcast will be available for replay for 30 days.

REX American Resources’ Q2 ‘21 results principally reflect its interests in six ethanol production facilities and its refined coal operation. The One Earth Energy, LLC (“One Earth”) and NuGen Energy, LLC (“NuGen”) ethanol production facilities are consolidated, as is the refined coal entity, while the four other ethanol plants are reported as equity in income of unconsolidated ethanol affiliates. The Company reports results for its two business segments as ethanol and by-products, and refined coal.

REX’s Q2 ‘21 net sales and revenue were $195.8 million, compared with $39.3 million in Q2 ‘20. The year-over-year net sales and revenue increase was primarily due to higher ethanol production levels as compared to the prior year levels, which were significantly impacted by the Covid-19 pandemic, as well as higher ethanol, distillers grains, and corn oil pricing. Primarily reflecting the revenue growth, offset in part by increased input corn pricing, Q2 ‘21 gross profit for the Company’s ethanol and by-products segment increased to $14.2 million, compared with $0.6 million in Q2 ‘20. As a result, the ethanol and by-products segment had income before income taxes of $10.7 million in Q2 ‘21, compared to a loss of $3.3 million in Q2 ‘20. The Company’s refined coal operation incurred a $3.1 million gross loss and a $3.5 million loss before income taxes in Q2 ‘21, compared to a $1.9 million gross loss and a loss before income taxes of $2.1 million in Q2 ‘20. REX reported Q2 ‘21 income before income taxes and non-controlling interests of $6.4 million, compared with a loss before income taxes and non-controlling interests of $6.1 million in the comparable year ago period. While the refined coal operation negatively impacted gross profit and income before income taxes, it contributed a tax benefit of $5.4 million and $2.9 million in Q2 ‘21 and Q2 ‘20, respectively.

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REX American Resources Q2 ‘21 Results, 9/1/2021	page 2

Net income attributable to REX shareholders in Q2 ‘21 was $7.9 million, compared to a net loss of $1.7 million in Q2 ‘20. Q2 ‘21 basic and diluted net income per share attributable to REX common shareholders was $1.31, compared to a net loss per share of $0.28 in Q2 ‘20. Per share results in Q2 ‘21 and Q2 ‘20 are based on 6,011,000 and 6,216,000 diluted weighted average shares outstanding, respectively.

Segment Income Statement Data:

($ in thousands)	Three Months Ended July 31,		Six Months Ended July 31,
	2021	2020	2021	2020
Net sales and revenue:
Ethanol & By-Products (1)	$195,678	$39,242	$359,720	$122,477
Refined coal (2) (3)	165	85	227	100
Total net sales and revenue	$195,843	$39,327	$359,947	$122,577

Gross profit (loss):
Ethanol & By-Products (1)	$14,155	$553	$33,631	$(7,670)
Refined coal (2)	(3,081)	(1,884)	(4,755)	(2,991)
Total gross profit (loss)	$11,074	$(1,331)	$28,876	$(10,661)

Income (loss) before income taxes:
Ethanol & By-Products (1)	$10,732	$(3,259)	$21,820	$(15,610)
Refined coal (2)	(3,455)	(2,118)	(5,260)	(2,965)
Corporate and other	(902)	(702)	(1,758)	(1,247)
Total income (loss) before income taxes	$6,375	$(6,079)	$14,802	$(19,822)

(Provision) benefit for income taxes:
Ethanol & By-Products	$(1,985)	$893	$(4,423)	$5,054
Refined coal	5,441	2,919	7,639	3,878
Corporate and other	221	234	432	427
Total benefit for income taxes	$3,677	$4,046	$3,648	$9,359

Segment profit (loss):
Ethanol & By-Products	$6,418	$(2,178)	$14,374	$(9,611)
Refined coal	2,139	898	2,612	1,048
Corporate and other	(681)	(468)	(1,326)	(820)
Net income (loss) attributable to REX common shareholders	$7,876	$(1,748)	$15,660	$(9,383)

(1)	Includes results attributable to non-controlling interests of approximately 24.5% for One Earth and approximately 0.5% for NuGen.
(2)	Includes results attributable to non-controlling interests of approximately 4.7%.
(3)	Refined coal sales are reported net of the cost of coal.

REX American Resources’ Chief Executive Officer, Zafar Rizvi, commented, “The resiliency of our business and effectiveness of our operations is evident in our second quarter operating results. With the return to more normalized demand compared to the prior year during the fiscal 2021 second quarter, and improved pricing, we continued to leverage our strategic locations across the corn belt and healthy liquidity position to generate second quarter net income of $7.9 million and earnings per share of $1.31.

“Subsequent to the end of the fiscal second quarter, we repurchased the remaining shares under our most recent repurchase authorization and our Board of Directors has authorized the repurchase of up to an additional 500,000 shares of our common stock. We remain focused on enhancing shareholder value through our disciplined operating approach and strategic use of our strong balance sheet and liquidity position.”

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REX American Resources Q2 ‘21 Results, 9/1/2021	page 3

Balance Sheet

At July 31, 2021, REX had cash and cash equivalents and short-term investments of $187.6 million, $42.1 million of which was at the parent company, and $145.5 million of which was at its consolidated production facilities. This compares with cash, cash equivalents and short-term investments at January 31, 2021, of $180.7 million, $48.2 million of which was at the parent company, and $132.5 million of which was at its consolidated ethanol production facilities.

During the fiscal second quarter ended July 31, 2021 the Company repurchased 17,307 shares of its common stock at a cost of $1.4 million, and subsequent to the end of the second quarter the Company purchased an additional 16,205 shares, thus completing its previously authorized stock repurchase of 500,000 shares for $32,857,393. The Company’s Board of Directors has authorized the repurchase of up to an additional 500,000 shares of its common stock. Share repurchases will be made from time to time in open market or private transactions at prevailing market prices, and all shares purchased will be held in the Company’s treasury for possible future use. Reflecting all purchases to date, REX presently has approximately 5,970,938 shares of common stock outstanding.

The following table summarizes select data related to REX’s
consolidated alternative energy interests:

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2021	2020	2021	2020
Average selling price per gallon of ethanol	$2.21	$1.23	$2.02	$1.25
Average selling price per ton of dried distillers grains	$206.78	$135.54	$207.84	$143.24
Average selling price per pound of non-food grade corn oil	$0.47	$0.24	$0.41	$0.25
Average selling price per ton of modified distillers grains	$90.54	$31.87	$79.13	$49.32
Average cost per bushel of grain	$6.45	$3.63	$5.86	$3.86
Average cost of natural gas (per MmBtu)	$3.30	$2.92	$3.24	$3.60

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REX American Resources Q2 ‘21 Results, 9/1/2021	page 4

Supplemental data related to REX’s ethanol interests:

REX American Resources Corporation Ethanol Ownership Interests/Effective Annual Gallons Shipped as of July 31, 2021 (gallons in millions)
Entity	Trailing Twelve Months Gallons Shipped	Current REX Ownership Interest	REX’s Current Effective Ownership of Trailing Twelve Month Gallons Shipped
One Earth Energy, LLC Gibson City, IL	143.9	75.6%	108.8
NuGen Energy, LLC Marion, SD	137.4	99.7%	137.0
Big River Resources West Burlington, LLC West Burlington, IA	108.5	10.3%	11.2
Big River Resources Galva, LLC Galva, IL	119.6	10.3%	12.3
Big River United Energy, LLC Dyersville, IA	126.4	5.7%	7.2
Big River Resources Boyceville, LLC Boyceville, WI	62.6	10.3%	6.5
Total	698.4	n/a	283.0

Second Quarter Conference Call

REX will host a conference call at 11:00 a.m. ET today. Senior management will discuss the quarterly financial results and host a question and answer session. The dial in number for the audio conference call is 212/231-2902 (domestic and international callers).

Participants can also listen to a live webcast of the call on the Company’s website, www.rexamerican.com. A webcast replay will be available for 30 days following the live event at www.rexamerican.com.

About REX American Resources Corporation

REX American Resources has interests in six ethanol production facilities, which in aggregate shipped approximately 698 million gallons of ethanol over the twelve-month period ended July 31, 2021. REX’s effective ownership of the trailing twelve-month gallons shipped (for the twelve months ended July 31, 2021) by the ethanol production facilities in which it has ownership interests was approximately 283 million gallons. In addition, the Company acquired a refined coal operation in August 2017. Further information about REX is available at www.rexamerican.com.

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and

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REX American Resources Q2 ‘21 Results, 9/1/2021	page 5

include among other things: the effect of pandemics such as COVID-19 on the Company’s business operations, including impacts on supplies, demand, personnel and other factors, the impact of legislative and regulatory changes, the price volatility and availability of corn, distillers grains, ethanol, non-food grade corn oil, gasoline and natural gas, ethanol and refined coal plants operating efficiently and according to forecasts and projections, changes in the international, national or regional economies, weather, results of income tax audits, changes in income tax laws or regulations, the impact of U.S. foreign trade policy, changes in foreign currency exchange rates and the effects of terrorism or acts of war. The Company does not intend to update publicly any forward-looking statements except as required by law.

Contact:

Douglas Bruggeman Chief Financial Officer (937) 276-3931	Joseph Jaffoni, Norberto Aja JCIR (212) 835-8500 rex@jcir.com

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REX American Resources Q2 ‘21 Results, 9/1/2021	page 6

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share amounts)

Unaudited

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2021	2020	2021	2020
Net sales and revenue	$195,843	$39,327	$359,947	$122,577
Cost of sales	184,769	40,658	331,071	133,238
Gross profit (loss)	11,074	(1,331)	28,876	(10,661)
Selling, general and administrative expenses	(6,582)	(4,438)	(16,570)	(9,043)
Equity in income (loss) of unconsolidated ethanol affiliates	1,844	(507)	2,414	(984)
Interest and other income, net	39	197	82	866
Income (loss) before income taxes and non-controlling interests	6,375	(6,079)	14,802	(19,822)
Benefit for income taxes	3,677	4,046	3,648	9,359
Net income (loss) including non-controlling interests	10,052	(2,033)	18,450	(10,463)
Net (income) loss attributable to non-controlling interests	(2,176)	285	(2,790)	1,080
Net income (loss) attributable to REX common shareholders	$7,876	$(1,748)	15,660	($9,383)

Weighted average shares outstanding – basic and diluted	6,011	6,216	6,010	6,261

Basic and diluted net income (loss) per share attributable to REX common shareholders	$1.31	$(0.28)	$2.61	$(1.50)

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REX American Resources Q2 ‘21 Results, 9/1/21	page 7

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

Unaudited

ASSETS	July 31, 2021	January 31, 2021
CURRENT ASSETS:
Cash and cash equivalents	$154,312	$144,501
Short-term investments	33,282	36,194
Restricted cash	6,758	1,657
Accounts receivable	29,521	19,713
Inventory	41,759	37,880
Refundable income taxes	6,892	6,020
Prepaid expenses and other	12,175	12,785
Total current assets	284,699	258,750
Property and equipment-net	145,078	153,186
Operating lease right-of-use assets	13,211	12,678
Other assets	30,649	25,275
Equity method investment	31,870	29,456
TOTAL ASSETS	$505,507	$479,345
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable – trade	$22,041	$16,907
Current operating lease liabilities	5,380	4,875
Accrued expenses and other current liabilities	11,274	8,955
Total current liabilities	38,695	30,737
LONG TERM LIABILITIES:
Deferred taxes	4,030	3,713
Long-term operating lease liabilities	7,534	7,439
Other long-term liabilities	1,951	273
Total long-term liabilities	13,515	11,425
COMMITMENTS AND CONTINGENCIES
EQUITY:
REX shareholders’ equity:
Common stock, 45,000 shares authorized, 29,853 shares issued at par	299	299
Paid in capital	149,263	149,110
Retained earnings	605,646	589,986
Treasury stock, 23,866 shares	(355,936)	(354,612)
Total REX shareholders’ equity	399,272	384,783
Non-controlling interests	54,025	52,400
Total equity	453,297	437,183
TOTAL LIABILITIES AND EQUITY	$505,507	$479,345

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REX American Resources Q2 ‘21 Results, 9/1/21	page 8

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

Unaudited

	Six Months Ended July 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$18,450	$(10,463)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	10,451	10,491
Amortization of operating lease right-of-use assets	2,734	2,691
Stock based compensation expense	567	80
(Income) loss from equity method investments	(2,414)	984
Dividends received from equity method investments	-	2,005
Interest income from investments	(27)	(179)
Deferred income tax	(4,741)	(4,784)
Gain on disposal of property and equipment	(3)	(22)
Changes in assets and liabilities:
Accounts receivable	(9,808)	3,225
Inventory	(3,879)	5,251
Refundable income taxes	(872)	(4,591)
Prepaid expenses and other assets	293	(481)
Accounts payable-trade	5,457	(10,301)
Other liabilities	949	(2,940)
Net cash provided by (used in) operating activities	17,157	(9,034)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(2,693)	(5,692)
Purchases of short-term investments	(49,281)	(45,450)
Sales of short-term investments	52,220	39,046
Proceeds from sale of real estate and property and equipment	30	-
Other	-	(259)
Net cash provided by (used in) investing activities	276	(12,355)
CASH FLOWS FROM FINANCING ACTIVITIES:
Treasury stock acquired	(1,356)	(5,590)
Payments to noncontrolling interests holders	(1,304)	(157)
Capital contributions from minority investor	139	23
Net cash used in financing activities	(2,521)	(5,724)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	14,912	(27,113)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH-Beginning of period	146,158	180,771
CASH, CASH EQUIVALENTS AND RESTRICTED CASH-End of period	$161,070	$153,658
Non cash financing activities – Stock awards issued	$100	$240
Non cash financing activities – Stock awards accrued	$482	$-
Non cash investing activities – Accrued capital expenditures	$67	$22
Right-of use assets acquired and liabilities incurred upon lease execution	$3,267	$1,863

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